Exhibit 99.1

American Campus Communities, Inc. Reports Second Quarter 2014 Financial Results

Raises guidance, reports Fall 2014 preleasing 200 basis points ahead of last year

AUSTIN, Texas--(BUSINESS WIRE)--July 22, 2014--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended June 30, 2014.

Highlights

  Increased quarterly FFOM per share by 9.4 percent to $0.58 per fully diluted share or $62.3 million, versus $0.53 per fully diluted share or $56.3 million for the second quarter prior year.
  Increased same store wholly-owned net operating income ("NOI") by 2.3 percent over the second quarter 2013.
  Achieved same store wholly-owned occupancy of 90.1 percent as of June 30, 2014 compared to 89.5 percent for the same date prior year.
  Preleased the same store wholly-owned portfolio for the upcoming academic year to 100.6 percent applied for and 92.8 percent leased as of July 18, 2014 with a current projected rental rate increase of 2.1 percent. This compares to 98.6 percent applied for and 90.8 percent leased for the same date prior year.
  Commenced construction on U Club on Woodward Phase Two, a $37.1 million, 496-bed owned off-campus development located pedestrian to Florida State University slated for occupancy in Fall 2015. The community is located adjacent to the company’s highly successful U Club on Woodward that was fully preleased in December 2013 for the upcoming 2014/2015 academic year.
  Closed on financing and commenced construction on a 492-bed third-party on-campus development project at The University of Toledo with $2.1 million in development fees expected to be earned during the construction period which is scheduled for completion in Fall 2015.
  Subsequent to quarter end, closed on financing and commenced construction on a third-party on-campus development project containing 482 beds at Texas A&M University-Corpus Christi. The project is scheduled for delivery in Fall 2015 with estimated fees of $1.5 million to be earned over the construction period.
  Completed a $400 million bond offering, issuing 10-year senior unsecured notes with a 4.142 percent yield and 4.125 percent coupon.
  R.D. Burck, Independent Chairman of the American Campus Board of Directors, was named one of six finalists for the New York Stock Exchange Governance Services Leadership Award for Nonexecutive Chairman of the Year.

“We are pleased to have delivered healthy NOI and FFOM per share growth in the quarter,” said Bill Bayless, American Campus CEO. “We are focused on a strong completion of the current lease-up coupled with continued asset management and expense control efforts to set the stage for future growth and value creation.”

Second Quarter Operating Results

Revenue for the 2014 second quarter totaled $172.0 million, up 12.2 percent from $153.2 million in the second quarter 2013 and operating income for the quarter increased $9.4 million or 36.3 percent over the prior year second quarter. The increase in revenues and operating income was primarily due to growth resulting from property acquisitions, recently completed development properties, and increased rental rates for the 2013-2014 academic year. Net income for the 2014 second quarter totaled $13.4 million, or $0.12 per fully diluted share, compared with net income of $8.0 million, or $0.07 per fully diluted share, for the same quarter in 2013. The increase in net income as compared to the prior year quarter is primarily due to the increase in operating income discussed above, offset by an increase in corporate interest expense. FFO for the 2014 second quarter totaled $61.6 million, or $0.58 per fully diluted share, as compared to $55.6 million, or $0.52 per fully diluted share for the same quarter in 2013. FFOM for the 2014 second quarter was $62.3 million, or $0.58 per fully diluted share as compared to $56.3 million, or $0.53 per fully diluted share for the same quarter in 2013. A reconciliation of FFO and FFOM to net income is shown in Table 3.

NOI for same store wholly-owned properties was $78.6 million in the quarter, an increase of 2.3 percent over $76.8 million in the 2013 second quarter. Same store wholly-owned property revenues increased by 0.8 percent over the 2013 second quarter due to an increase in average rental rates for the 2013-2014 academic year. Same store wholly-owned property operating expenses decreased by 0.9 percent over the prior year quarter due to reductions in most major operating expense categories, including a 34.3 percent decrease in marketing expense, offset by increases in property taxes and utilities. NOI for the total wholly-owned portfolio increased 13.6 percent to $87.6 million for the quarter from $77.1 million in the comparable period of 2013.

Portfolio Update

As of July 18, 2014, the company’s same store wholly-owned portfolio was 100.6 percent applied for and 92.8 percent leased for the upcoming academic year compared to 98.6 percent applied for and 90.8 percent leased for the same date prior year, with a 2.1 percent current projected rental rate increase over the in-place rent.

Developments

During the quarter, the company completed construction of the $34.3 million first phase of Merwick Stanworth, a wholly-owned 127-unit core development which was structured via the American Campus Equity (ACE®) program. The pedestrian community is located less than one-half mile from the main University campus and is intended to serve and house primarily faculty and staff members of Princeton University. This faculty and staff community is expected to stabilize during the first academic session.

The company is progressing on the remaining $582.9 million owned and mezzanine development pipeline with expected delivery in Fall 2014 and 2015. The owned developments are all core Class A assets pedestrian to campus in their respective markets and on track to meet their previously announced stabilized development yield in the range of 6.75 - 7.0 percent. The five remaining new owned and mezzanine development projects scheduled to open Fall 2014 totaling $226.7 million are fully preleased at an average of 99.7 percent for the upcoming academic year as of July 18, 2014.

Also during the quarter, the company commenced construction on U Club on Woodward Phase Two, a $37.1 million community located pedestrian to Florida State University and directly adjacent to the company’s highly successful U Club on Woodward development. The new property will be a redevelopment of The Plaza Apartments which was purchased in August 2013, will contain 496 beds in three-story townhome units and feature a 2,000-square-foot fitness center and resort-style swimming pool.

Third-Party Services

The company closed on financing and commenced construction on a third-party on-campus development project containing 492 beds at The University of Toledo. The company expects to earn $2.1 million in development fees throughout the construction period with completion scheduled for Fall 2015.

Subsequent to quarter end, the company commenced construction on a third-party on-campus development project containing 482 beds at Texas A&M University-Corpus Christi. The project is scheduled for delivery in August 2015 with total estimated fees of $1.5 million to be earned throughout the construction period.

Capital Markets

On June 24, the company issued $400 million of senior unsecured notes under its existing shelf registration which are fully and unconditionally guaranteed by the company. These 10-year notes were issued at 99.861 percent of par value with a coupon of 4.125 percent and a yield of 4.142 percent. When including the effect of an interest rate swap entered into earlier in 2014, the effective yield on the notes is 4.269 percent. Interest on the notes is payable semi-annually on January 1 and July 1, with the first payment beginning on January 1, 2015. The notes will mature on July 1, 2024. Moody’s and S&P rated the notes Baa3 and BBB-, respectively. Net proceeds from the transaction totaled $395.3 million and were used to repay the outstanding balance of the company’s revolving credit facility, leaving residual amounts available to fund the current development pipeline, for potential acquisitions of student housing properties, and for general business purposes.

At-The-Market (ATM) Share Offering Program

The company did not sell any shares under the ATM Share Offering Program during the second quarter.

2014 Outlook

The company is increasing its 2014 outlook to reflect management’s current expectations. Management now anticipates that 2014 FFO will be in the range of $2.34 to $2.41 per fully diluted share and FFOM will be in the range of $2.29 to $2.37 per fully diluted share. The increase primarily reflects the impact of the following items as compared to management’s initial 2014 guidance: (1) reduced interest expense as a result of both the effective interest rate and timing of the 2014 bond issuance partially offset by lower than anticipated capitalized interest on developments; (2) higher than expected net operating income during the first six months of 2014, primarily due to lower than expected operating expenses incurred year-to-date, partially offset by an increase in expected property tax expense; and (3) an increase in the company’s weighted average outstanding shares by 550,000 due to assumed activity under the ATM Share Offering Program through the remainder of 2014. The company is maintaining the leasing assumptions included in its initial 2014 guidance for an occupancy range of 96.0 – 98.0 percent and rental rate growth of 1.75 – 2.25 percent for the 2014/2015 academic year.

For additional details regarding the company’s updated 2014 outlook, please see pages 18-19 of the Supplemental Analyst Package 2Q 2014. All guidance is based on the current expectations and judgment of the company's management team. A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2014 is included in Table 4.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss second quarter results and the 2014 outlook on Wednesday, July 23, 2014 at 11 a.m. EDT (10:00 a.m. CDT). Participants from within the U.S. may dial 888-317-6003 passcode 8901269, and participants outside the U.S. may dial 412-317-6061 passcode 8901269 at least 10 minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until July 31, 2014 by dialing 877-344-7529 or 412-317-0088 conference number 10047884. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes impairment and other non-cash charges. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 167 student housing properties containing approximately 102,700 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 201 properties with approximately 128,700 beds. Visit www.americancampus.com or www.studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2014	December 31, 2013
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$5,291,661	$5,199,008
Wholly-owned property held for sale	-	14,408
On-campus participating properties, net	90,480	73,456
Investments in real estate, net	5,382,141	5,286,872

Cash and cash equivalents	64,324	38,751
Restricted cash	35,132	35,451
Student contracts receivable, net	8,947	9,238
Other assets	230,449	227,728
Total assets	$5,720,993	$5,598,040

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$1,425,398	$1,507,216
Secured agency facility	87,750	87,750
Unsecured notes	798,224	398,721
Unsecured term loans	600,000	600,000
Unsecured revolving credit facility	-	150,700
Accounts payable and accrued expenses	58,436	65,088
Other liabilities	113,987	110,036
Total liabilities	3,083,795	2,919,511

Redeemable noncontrolling interests	53,054	47,964

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,043	1,043
Additional paid in capital	3,013,401	3,017,631
Accumulated earnings and dividends	(428,676)	(392,338)
Accumulated other comprehensive loss	(7,290)	(1,435)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	2,578,478	2,624,901
Noncontrolling interests - partially owned properties	5,666	5,664
Total equity	2,584,144	2,630,565
Total liabilities and equity	$5,720,993	$5,598,040

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Wholly-owned properties	$163,056	$145,598	$335,006	$297,873
On-campus participating properties	4,735	4,703	12,923	12,805
Third-party development services	1,581	555	1,768	1,034
Third-party management services	1,997	1,924	3,982	3,633
Resident services	608	432	1,481	1,029
Total revenues	171,977	153,212	355,160	316,374
Operating expenses
Wholly-owned properties	76,034	68,922	151,842	134,979
On-campus participating properties	2,780	2,929	5,262	5,433
Third-party development and management services	2,720	2,422	5,506	4,728
General and administrative	4,978	4,626	9,352	8,432
Depreciation and amortization	48,450	47,153	96,625	92,755
Ground/facility leases	1,582	1,160	3,145	2,363
Total operating expenses	136,544	127,212	271,732	248,690
Operating income	35,433	26,000	83,428	67,684
Nonoperating income and (expenses)
Interest income	1,037	947	2,068	1,373
Interest expense	(20,989)	(19,369)	(42,079)	(36,780)
Amortization of deferred financing costs	(1,461)	(1,413)	(2,960)	(2,724)
Other nonoperating expense	-	-	-	(2,800)
Total nonoperating expenses	(21,413)	(19,835)	(42,971)	(40,931)
Income before income taxes and discontinued operations	14,020	6,165	40,457	26,753
Income tax provision	(289)	(255)	(579)	(510)
Income from continuing operations	13,731	5,910	39,878	26,243
Discontinued operations
Income (loss) attributable to discontinued operations	-	2,756	(123)	4,804
Gain from disposition of real estate	-	-	2,843	-
Total discontinued operations	-	2,756	2,720	4,804
Net income	13,731	8,666	42,598	31,047
Net income attributable to noncontrolling interests	(293)	(617)	(762)	(1,408)
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$13,438	$8,049	$41,836	$29,639
Other comprehensive income (loss) income
Change in fair value of interest rate swaps	(4,877)	4,801	(5,870)	5,614
Comprehensive income	$8,561	$12,850	$35,966	$35,253
Net income per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders
Basic	$0.13	$0.07	$0.39	$0.28
Diluted	$0.12	$0.07	$0.39	$0.28
Weighted-average common shares outstanding
Basic	104,918,131	104,779,159	104,870,167	104,738,522
Diluted	105,609,561	105,390,682	105,583,346	105,377,793

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$13,438	$8,049	$41,836	$29,639
Noncontrolling interests[1]	293	235	762	617
Gain from disposition of real estate	-	-	(2,843)	-
Real estate related depreciation and amortization	47,884	47,269	95,652	93,799
Funds from operations (“FFO”)	61,615	55,553	135,407	124,055

Elimination of operations of on-campus participating properties
Net loss (income) from on-campus participating properties	880	1,159	(1,991)	(1,495)
Amortization of investment in on-campus participating properties	(1,228)	(1,182)	(2,440)	(2,356)
	61,267	55,530	130,976	120,204
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[2]	650	520	1,277	1,059
Management fees	209	214	584	590
On-Campus participating properties development fees[3]	191	-	428	-
Impact of on-campus participating properties	1,050	734	2,289	1,649
Non-cash litigation settlement expense[4]	-	-	-	2,800
Funds from operations-modified ("FFOM”)	$62,317	$56,264	$133,265	$124,653

FFO per share – diluted	$0.58	$0.52	$1.27	$1.16
FFOM per share – diluted	$0.58	$0.53	$1.25	$1.17
Weighted average common shares outstanding – diluted	106,947,442	106,637,886	106,923,696	106,624,997
  Excludes $0.4 million and $0.8 million for the three and six months ended June 30, 2013, respectively, of income attributable to the noncontrolling partner in The Varsity, a property purchased in December 2011 from a seller that retained a 20.5% noncontrolling interest in the property. Effective July 1, 2013, the company acquired the noncontrolling partner’s interest and now owns 100% of the property.
  50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods, which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to table 2).
  Represents development and construction management fees related to the West Virginia University on-campus participating property, which is currently under construction and scheduled for completion in August 2014. Although the company is including this project in its consolidated financial statements for accounting purposes, similar to our other on-campus participating properties, we view the economic benefit of such properties as limited to the development/construction management fees, property management fees and the 50% share of net cash flow that we receive. As such, for purposes of calculating FFOM, we are recognizing the fees received for this project similar to other third-party development projects.
  On April 22, 2013, the company acquired a note and subrogation rights from National Public Finance Guarantee Corporation (formerly known as MBIA Insurance Corp. of Illinois) for an aggregate of $52.8 million, which are secured by a lien on, and the cash flows from, two student housing properties in close proximity to the University of Central Florida and currently under a ground lease with the UCF Foundation. The instruments carry an interest rate of 5.123 percent. The acquisition facilitated the settlement of litigation related to a third-party management agreement for the properties with a GMH entity that was acquired by the company’s 2008 merger with GMH. The acquisition resulted in a non-cash settlement charge of $2.8 million to reflect the fair market valuation of the instruments. Management believes it is appropriate to exclude this non-cash charge from FFOM in order to more accurately present the operating results of the company on a comparative basis during the periods presented.

Table 4
American Campus Communities, Inc. and Subsidiaries
2014 Outlook
(dollars in thousands, except share and per share data)

	Low	High
Net income	$58,200	$66,000
Noncontrolling interests	700	800
Gain from disposition of real estate	(2,850)	(2,850)
Depreciation and amortization	195,300	195,300
Funds from operations (“FFO”)	251,350	259,250

Elimination of operations from on-campus participating properties	(9,400)	(9,600)
Modifications to reflect operational performance of on-campus participating properties	4,500	4,900
Funds from operations – modified (“FFOM”)	$246,450	$254,550

Net income per share – diluted	$0.54	$0.61

FFO per share – diluted	$2.34	$2.41

FFOM per share – diluted	$2.29	$2.37

Weighted-average common shares outstanding - diluted	107,602,000	107,602,000

CONTACT:
American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000